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Exhibit 10.9

IMPAC FUNDING CORPORATION
2006 AMENDED AND RESTATED
DEFERRED COMPENSATION PLAN

ARTICLE I

INTRODUCTION

        1.1    Purpose.     The purpose of this Plan is to enable the Sponsor and Affiliated Companies to provide a competitive tax-deferred capital accumulation vehicle in order to attract and retain key management.

        1.2    Effective Date and Term.     This Plan is effective as of February 1, 2000 (the "Effective Date"), unless otherwise expressly provided herein. This amendment and restatement of the Plan is effective as of January 1, 2005.

        1.3    Participation.     Participation in this Plan is open only to employees of the Sponsor or any Affiliated Company who meet the requirements specified in Section 4.1 of the Plan and who are selected for participation in the Plan by the Committee. Participation in this Plan by any such employees, and the payment of any benefits under this Plan to any such employee, shall be governed by the terms of this Plan and by the terms of the Participation Agreement entered into with respect to this Plan by the Company and such employee pursuant to Section 1.4 hereof.

        1.4    Participation Agreement.     As a condition to the commencement of participation in this Plan, each employee approved for participation must enter into an agreement covering such employee's participation (a "Participation Agreement") which agreement shall be executed by the Sponsor and such employee and, if such employee is employed by an Affiliated Company, such Affiliated Company. Each Participation Agreement shall include such terms and conditions related to the employee's participation in the Plan as the Committee may deem appropriate.

        1.5    Applicability of ERISA.     This Plan is intended to be a "top-hat" plan—that is, an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees within the meaning of ERISA. As such, the Plan is exempt from the participation and vesting requirements of Part 2 of Title I of ERISA, the funding requirements of Part 3 of Title I of ERISA, and the fiduciary responsibility provisions of Part 4 of Title I of ERISA.

ARTICLE II

DEFINITIONS

        2.1    Account.     "Account" shall mean one of the separate Accounts maintained by the Committee pursuant to the provisions of Section 5.1.

        2.2    Active Participant.     "Active Participant" shall mean a Participant whose participation in this Plan has been approved pursuant to the provisions of Section 1.3, who has entered into a Participation Agreement pursuant to the provisions of Section 1.4, and whose active participation in the Plan has not been terminated pursuant to the provisions of Section 3.5.

        2.3    Affiliated Company.     "Affiliated Company" shall mean any of the following affiliates of the Sponsor which the Board expressly designates as having the status of an Affiliated Company for purpose of this Plan: (a) any corporation which is included in a controlled group of corporations, within the meaning of Section 414(b) of the Code, of which controlled group the Sponsor is also a member; (b) any trade or business which is under common control with the Sponsor within the meaning of Section 414(c) of the Code; (c) any service organization that is included in an affiliated service group, within the meaning of Section 414(m) of the Code, of which affiliated service group the Sponsor is also a member; (d) any other entity required to be aggregated with the Sponsor pursuant to regulations promulgated under Section 414(o) of the Code and (e) any other entity or entities which are designated by the Board as Affiliates as listed on Exhibit A hereto and which adopt this Plan.

        2.4    Beneficiary.     "Beneficiary" shall mean, with respect to any Participant, the person or persons and/or entity or entities designated or deemed designated by the Participant pursuant to Section 12.1 hereof to receive such Participant's Distributable Benefit payable under the Plan following such Participant's death.

        2.5    Board; Board of Directors.     "Board" and "Board of Directors" shall mean the board of directors of the Sponsor.

        2.6    Bonuses.     "Bonuses" shall mean bonus compensation which a Participant is entitled to receive from the Company, including but not limited to bonus compensation based on the performance of Sponsor and certain affiliates of Sponsor, such as bonuses to which a Participant may be entitled under an incentive plan. Bonuses shall not include any amounts not currently includible in such Participant's gross income by reason of Code Section 402(e)(3) and/or Code Section 125. Effective as of July 1, 2003, Bonuses shall include "Dividend Equivalency Rights" actually paid during the Plan Year, which are amounts paid in the form of cash pursuant to certain Participants' employment contracts.

        2.7    Bonus Deferrals.     "Bonus Deferrals" shall mean Bonuses deferred at the election of the Participant pursuant to a Compensation Deferral Agreement under the provisions of Article IV.

        2.8    Code.     "Code" shall mean the Internal Revenue Code of 1986, as amended.

        2.9    Commissions.     "Commissions" shall mean fees paid to salespersons as compensation for their services as specified by the Company on its payroll records, provided that a substantial portion of the services provided consist of the direct sale of a product or service to the Company's customers, the compensation consists of either a portion of the purchase price or an amount calculated solely by reference to the volume of sales, and payment of the compensation is contingent on the employer receiving payment from an unrelated customer for the product or services. Commissions shall not include any amounts not currently includible in such Participant's gross income by reason of Code Section 402(e)(3) and/or Code Section 125. Commissions are deemed earned by the Participant in the Participant's taxable year in which the customer remits payment (upon which the commission is derived) to the Company.

        2.10    Commission Deferrals.     "Commission Deferrals" shall mean Commissions deferred at the election of the Participant pursuant to a Compensation Deferral Agreement under the provisions of Article IV.

        2.11    Committee.     "Committee" shall mean, as of any date of reference, the committee, if any, then authorized and appointed to administer this Plan as set forth in Section 3.1 hereof.

        2.12    Company.     "Company" shall mean the Sponsor or an Affiliated Company. A reference to the term "Company" shall be deemed to be (a) a reference to the Sponsor with respect to Participants who are employees of the Sponsor and (b) a reference to an Affiliated Company with respect to Participants who are employees of such Affiliated Company.

        2.13    Compensation.     "Compensation" shall mean the aggregate of Salary, and Bonuses and Commissions, including any amounts not currently includible in such Participant's taxable income by reason of Code Section 402 or Code Section 125. Compensation that is attributable to services performed during the final payroll period of a Participant's taxable year that is paid in the subsequent taxable year is deemed to have been earned in the subsequent taxable year.

        2.14    Compensation Deferrals.     "Compensation Deferrals" shall mean the Compensation amounts deferred at the election of the Participant pursuant to a Compensation Deferral Agreement under the provisions of Article IV (including Bonus Deferrals, Salary Deferral and Commission Deferrals).

        2.15    Compensation Deferral Agreement.     "Compensation Deferral Agreement" shall mean the agreement entered into by a Participant to defer Compensation pursuant to the provisions of Sections 4.2.

        2.16    Disability.     "Disability" is deemed to exist, with respect to a Participant, if and when, as a result of injury or sickness, the Participant is determined by the Social Security Administration to be totally disabled and qualifies for disability benefits under the Social Security Act as in effect on the date the Participant suffers the Disability.

        2.17    Distributable Benefit.     "Distributable Benefit" shall mean the vested interest of a Participant in his or her Account, which is determined and distributable to the Participant in accordance with the provisions of Articles V, VI, VIII and XI.

        2.18    Early Retirement.     "Early Retirement" shall mean retirement from service for the Sponsor and all Affiliates on or after the date that the sum of the Participant's age plus Years of Service equals or exceeds 65.

        2.19    Effective Date.     "Effective Date" shall mean February 1, 2000 and, as to this 2006 Amendment and Restatement, the effective date shall be January 1, 2005. Except as otherwise provided below, the provisions of this amendment and restatement shall apply only to benefits and contributions which accrued on or after December 31, 2004 and applicable earnings thereon. Except as other provided below, amounts which had accrued and were vested on December 31, 2004 shall be subject only to the provisions of the Plan which were in effect on October 1, 2004.

        2.20    ERISA.     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        2.21    Investment.     "Investment" shall mean the one or more funds under one or more variable life insurance contracts or one or more mutual funds (or any other investment) deemed suitable by the Committee for purposes of determining the investment experience adjustments that shall be made to a Participant's Account pursuant to the provisions of Section 5.4.

        2.22    Normal Retirement.     "Normal Retirement" shall mean retirement from service for the Sponsor and all Affiliates on or after the date that the Participant attains age 65.

        2.23    Participant.     "Participant" shall mean any employee of the Company who is selected and approved for participation in this Plan as provided in Section 1.3 hereof and who has executed a Participation Agreement as required under Section 1.4 hereof.

        2.24    Plan Year.     "Plan Year" shall mean January 1 through December 31, provided, however, that the initial Plan Year shall be the period from February 1, 2000 until December 31, 2000.

        2.25    Salary.     "Salary" shall mean, with respect to any Participant, the base salary which such Participant is entitled to receive from the Company, excluding any amounts not currently includible in such Participant's gross income by reason of Code Section 402(e)(3) and/or Code Section 125. Salary shall not include any Bonuses or Commissions which a Participant is entitled to receive from the Company.

        2.26    Salary Deferrals.     "Salary Deferrals" shall mean Salary amounts deferred at the election of the Participant pursuant to a Compensation Deferral Agreement under the provisions of Article IV.

        2.27    Section 409A.     "Section 409A" shall mean Section 409A of the Code, as the same may be amended from time to time, and any successor statute thereto. References to Section 409A or any requirement under Section 409A, as the same may be interpreted, construed or applied to this Plan at any particular time, shall be deemed to mean and include, to the extent then applicable and then in force and effect (but not to the extent overruled, limited or superseded), published guidance, regulations, notices, rulings and similar announcements issued by the Internal Revenue Service or by the Secretary of the Treasury under or interpreting Section 409A, decisions by any court of competent jurisdiction involving a Participant or a beneficiary and any closing agreement made under section 7121 of the Code that is approved by the Internal Revenue Service and involves a Participant, all as determined by the Committee in good faith, which determination may (but shall not be required to) be made in reliance on the advice of such tax counsel or other tax professional(s) with whom the Committee from time to time may elect to consult with respect to any such matter.

        2.28    Sponsor.     "Sponsor" shall Impac Funding Corporation, a California corporation.

        2.29    Termination.     "Termination" shall mean the voluntary or involuntary termination of a Participant's employment with the Sponsor and all Affiliated Companies for any reason (including Disability or death). A leave of absence shall not constitute a termination unless (i) the period of the leave exceeds 6 months and (ii) the Participant has no continued right to employment (either by contract or by operation of law).

        2.30    Valuation Date.     "Valuation Date" shall mean the last of each calendar quarter which is also a business day, as of which the fair market value of Participants' Accounts shall be determined.

        2.31    Year of Service.     "Year of Service" shall mean any completed 12 month Period of Service including periods prior to the Effective Date. A Period of Service begins on the date an employee first performs an hour of service and ends on the date his or her employment ends. Employment ends on the date that the employee quits, retires, is discharged, dies or (if earlier) the first anniversary of his or her absence for any other reason. Any Period of Service less than 12 months shall be disregarded.

ARTICLE III

ADMINISTRATION OF THE PLAN

        3.1    Administration By Committee.     This Plan shall be administered by a committee composed of at least four (4) individuals appointed from time to time by the Board (the "Committee"); provided, however, that if the Board does not appoint a committee, the Board shall constitute the Committee. Any member of the Board or the Committee may be a Participant in this Plan, provided, however, that any action to be taken by the Board or Committee solely with respect to the particular interest in this Plan of a Board or Committee member who is also a Participant in this Plan shall be taken by the remaining members of the Board or Committee. Notwithstanding the foregoing, in the event of a Change in Control of the Sponsor, the members of the Committee shall be elected pursuant to a majority vote of the Participants. Each Participant shall have one vote in any such election, regardless of the value of their Accounts. An election to appoint new Committee members following a Change in Control of the Sponsor shall be held by the Committee within 60 days of the date of such Change in Control pursuant to procedures established by the Committee. At a minimum, such procedures shall provide that Participants shall have the right to submit written nominations of one or more persons to serve on the new Committee and all Participants shall be provided with written notice of any such election at their last known residence at least 30 days before the date of the election.

        3.2    Board and Committee Authority; Rules and Regulations.     The Committee shall have discretionary authority to (a) make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan, and (b) decide or resolve, in its discretion, any and all questions, including interpretations of the Plan, as may arise in connection with the Plan. The Committee shall have authority to take or approve, in its discretion, all such actions in relation to the Plan (including, without limitation, actions described in the preceding sentence) as may be taken or approved by the

Board; provided, however, that, except as provided in Section 8.2, the Committee shall have no authority to (a) amend, suspend or terminate the Plan or (b) to designate or remove a Company from the list of Affiliates authorized to participate in the Plan. Notwithstanding the foregoing, but subject to the provisions of Section 8.2, the Board may, by written notice to the Committee, withdraw all or any part of the Committee's authority at any time, in which case such withdrawn authority shall immediately revest in the Board. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

        3.3    Appointment of Agents.     In the administration of the Plan, the Board and/or the Committee may from the to time employ agents (which may include officers and/or employees of the Sponsor or any Affiliated Company) and delegate to them such administrative duties as it sees fit and may from time to time consult with counsel who may be counsel to the Sponsor or any Affiliated Company.

        3.4    Reports.     Within a reasonable amount of time following each calendar quarter, the Committee shall cause to be given to each Participant a statement showing the dollar amount of his or her Account under the Plan as of the end of such calendar quarter.

        3.5    Termination of Active Participation.     In the event that the Committee determines that a Participant's employment performance is no longer at a level which merits continued active participation in the Plan, the Committee may terminate such Participant's active participation in the Plan (without necessarily terminating such Participant's employment) as of the date specified by the Committee. After the effective date of a Participant's termination of active participation in the Plan, such Participant shall not be eligible to make Compensation Deferrals under the Plan nor shall such Participant be entitled to have credited to his or her Account Compensation Deferrals pursuant to the provisions of Section 5.2; nevertheless, such a Participant shall be entitled to have his or her Account adjusted as provided in Section 5.3 hereof.

        3.6    Leave of Absence.     In the event the Participant takes a leave of absence from active employment with the Sponsor and all Affiliated Companies, the Committee shall determine, in its discretion, whether such leave of absence shall be deemed to constitute, a Termination for purposes of the Plan.

ARTICLE IV

COMPENSATION DEFERRALS
AND COMPANY CONTRIBUTIONS

        4.1    Eligibility to Make Compensation Deferrals.     Subject to the limitations of this Article IV, each employee who, as of the last day of the Plan Year immediately preceding the Plan Year for which an eligibility determination is being made (the "Determination Date"), is expected to meet at least one of the following requirements in the following Plan Year, shall be eligible to enter into a Compensation Deferral Agreement to make Compensation Deferrals and become a Participant, effective as of first day of the following Plan Year, (or for new employees, and only in their first year of employment, effective as of the first day of the month following such employee's completion of one month of employment with the Company):

  (a)
  The employee is designated as, and performs the functions of an officer of the Company having the rank of at least a Vice President and the employee's annual base salary as of the Determination Date was at least the greater of: (i) $80,000 or (ii) the amount specified in Section 414(q)(1)(B)(i) of the Internal Revenue Code; or

  (b)
  The employee is designated as, and performs the functions of an officer of the Company having the rank of at least a Vice President and the employee's Compensation actually received in the calendar year ending on the Determination Date was at least the greater of: (i) $80,000 or (ii) the amount specified in Section 414(q)(1)(B)(i) of the Internal Revenue Code.

        4.2    Election to Make Compensation Deferrals.

          (a)    Salary Deferrals.    Each Active Participant who desires to make Salary Deferrals for a Plan Year shall enter into a Compensation Deferral Agreement for such year specifying the amount of Salary for such year to be deferred (stated in terms of a whole percentage of Salary not to exceed 50%) and such other information as the Committee shall determine. The amount of Salary Deferrals elected for a Plan Year shall not be less than 5% of Salary.

          (b)    Monthly Bonus/Commission Deferrals.    Each Active Participant who desires to make Deferrals of monthly Bonuses or Commissions for a Plan Year shall enter into a Compensation Deferral Agreement for such year specifying the amount of monthly Bonuses or Commissions for such year to be deferred (stated after in terms of a whole percentage of Bonus or Commission Deferrals not to exceed 100%) and such other information as the Committee shall determine. The amount of monthly Bonus or Commission Deferrals elected for a Plan Year shall not be less than 5% of monthly Bonuses or Commissions.

          (c)    Quarterly Bonus/Commission Deferrals.    Each Active Participant who desires to make Deferrals of quarterly Bonuses or Commissions for a Plan Year shall enter into a Compensation Deferral Agreement for such year specifying the amount of quarterly Bonuses or Commissions for such year to be deferred (stated in terms of a whole percentage not to exceed 100%) and such other information as the Committee shall determine. The amount of quarterly Bonus or Commission Deferrals elected for a Plan Year shall not be less than 5% of quarterly Bonuses or Commissions.

          (d)    Annual Bonus/Commission Deferrals.    Each Active Participant who desires to make Deferrals of annual Bonuses or Commissions for a Plan Year shall enter into a Compensation Deferral Agreement for such year specifying the amount of annual Bonuses or Commissions for such year to be deferred (stated in terms of a whole percentage not to exceed 100%) and such other information as the Committee shall determine. The amount of annual Bonus or Commission Deferrals elected for a Plan Year shall not be less than 5% of annual Bonuses or Commissions.

          (e)    Procedures.    Except as provided in subsection (f) regarding performance based compensation, a Compensation Deferral Agreement under this Section 4.2 shall not be effective unless it is executed by the Participant and returned to the Committee before the first day of the first Plan Year with respect to which the Agreement relates, or for new employees, and only during their first year of employment, before the date that is 30 days after first date on which the Participant becomes eligible to participate in the Plan. Once executed, a Compensation Deferral Agreement shall remain in effect for all subsequent Plan Years unless revoked or modified in writing by the Participant before the first day of the Plan Year for which the revocation or modification is to take effect. An election to make Compensation Deferrals for a Plan Year (including a failure to revoke or modify a prior election in a timely manner), shall be irrevocable after the beginning of the Plan Year with respect to which the election relates. A Participant's failure to revoke or modify his original deferral election in writing before the first day of the following Plan Year shall constitute a waiver by the Participant of the Participant's right to elect a different deferral amount and shall constitute an election to make deferrals as previously elected and shall apply as of the new Plan Year. A Participant shall commence participation in the Plan on the first day of the month following the month in which the Participant completes all enrollment requirements, including timely submission of all required enrollment documents. If a Participant fails to meet all such requirements within the 30 day period described above, that Participant shall not be eligible to participate in the Plan until the first day of the Plan Year following the delivery to and acceptance by the Committee (or its designee) of the required documents. In the event that a Bonus constitutes performance-based compensation based on services performed over a period of at least 12 months, the election to defer such Bonus must be made no later than 6 months before the end of the period.

          (f)    Performance Based Compensation.    In the event that Compensation constitutes performance-based compensation as defined in Code Section 409A and the regulations thereunder, and provided that such Compensation is based on services performed over a period of at least 12 months, the election to defer such Bonus must be made no later than 6 months before the end of the service period.

        4.3    Continuing Participation.     Once an employee becomes eligible to participate in the Plan, the employee shall continue to be eligible to participate in the Plan until eligibility for participation is terminated as provided in Section 3.5.

        4.4    No Deferrals After a Termination.     No Compensation Deferrals shall be made after a Participant terminates employment with the Company.

        4.5    Spousal Consent.     Compensation Deferrals under this Article IV shall not be subject to the consent of the Participant's spouse, if any.

        4.6    Withholding.     For each Plan Year in which a Participant elects to make a Deferral, the Participant's employer shall ratably withhold, from that portion of the Participant's wages, salary, bonus or other compensation that is not being deferred, the Participant's share of taxes under the Federal Insurance Contributions Act and the Federal Unemployment Tax Act ("FICA/FUTA Taxes") and any other taxes on deferred amounts which may be required or appropriate. If necessary, the Committee shall reduce the Deferral amount in order to comply with this paragraph. In addition, as Account balances become vested, to the extent that such amounts are subject to FICA/FUTA Taxes or any other taxes, the Participant's employer shall withhold from the Participant's wages, salary, bonus or other compensation for the year in which such vesting occurs the Participant's share of FlCA/FUTA taxes and such other taxes on the amounts that have vested in such year, all to the extent necessary and appropriate to satisfy such tax obligations. If necessary, the Committee shall reduce the Deferral amount for the year in which FICA/FUTA or other taxes must be paid in order to comply with this paragraph.

        4.7    Company Contributions.     Each participating Company may, in its sole discretion, make a Company Contribution to the Plan in such amount as the Company, in its sole discretion determines. Company Contributions shall be allocated among the Accounts of Participants as specified by each Company in its sole discretion.

        4.8    Special Provisions for 2000 Salary Deferrals.     Notwithstanding the requirement of Section 4.2 that elections to defer Compensation must be made before the first day of the Plan Year, Participants shall be permitted to make Compensation Deferrals for the period beginning on February 1, 2000 and continuing through December 31, 2000 (the "2000 Deferral Period") pursuant to this Section 4.8. A Compensation Deferral Agreement under this Section 4.8 shall not be effective unless it is executed by the Participant and returned to the Committee before January 25, 2000. A Participant's election to make Compensation Deferrals for the 2000 Deferral Period shall be irrevocable after January 25, 2000.

ARTICLE V

ACCOUNTS; VALUATION OF ACCOUNTS; VESTING

        5.1    Separate Accounts for Participants.     The Committee shall have the responsibility to keep separate Accounts for each Participant in accordance with the provisions of this Article V reflecting amounts credited to the Participant under the Plan (subject to the restrictions set forth in Section 9.1 below). Each Participant's Account shall represent a book reserve in the name of the Participant.

        5.2    Crediting of Compensation Deferrals to Participants' Accounts.     All Compensation Deferrals and all Company Contributions and all deemed earnings thereon made for a particular year shall be credited to separate Accounts (the "Compensation Deferral Account" and the "Company Contribution Account") for each Participant by whom such deferrals are made. All amounts which were vested as of December 31, 2004 and all deemed earnings thereon shall be allocated to separate sub-accounts (the "Grandfathered Compensation Deferral Account" and the "Grandfathered Company Contribution Account").

        5.3    Adjustments for Investment Experience.     Each Participant's Account(s) shall be adjusted as of each Valuation Date. The adjustments made shall be those adjustments reflecting income, gains and losses that would have been made to the Participant's Account(s) had the dollar value of the Account been invested in the Investments selected by the Participant pursuant to the provisions of Section 5.4.

        5.4    Designation of Investments.     For purposes of determining the adjustments for investment experience set forth in Section 5.3 above, the dollar value of each Participant's Account(s) shall be deemed to be invested in accordance with the Participant's investment designation in one or more Investments established by the Committee pursuant to rules established by the Committee. The Committee may, at its discretion, establish alternative Investments or eliminate any previously established Investments at any time and from time to time. In accordance with rules established by the Committee, each Participant may elect the Investment in which his or her Account is deemed invested.

        5.5    Valuation of Accounts.     A Participant's Account(s) under the Plan shall be valued by the Committee as of each Valuation Date. A Participant's Account(s) shall be calculated by starting with the balance of the Account as of the prior Valuation Date (assuming a $0 balance for the initial Valuation Date) and by (a) adding to the Participant's Account those amounts, if any, credited to the Account of such Participant under Section 5.2 above since the last Valuation date, (b) making the adjustments to such Participant's Account set forth in Section 5.3 above since the last Valuation Date, and (c) subtracting the aggregate amount of distributions or withdrawals made since the last Valuation Date to or with respect to such Participant.

        5.6    Vesting of Accounts.     Participant Accounts shall vest in accordance with the following provisions:

          (a)    Compensation Deferrals Account.    A Participant shall be fully vested at all times in the amount of their Compensation Deferrals Account and Grandfathered Compensation Deferral Account.

          (b)    Company Contributions Account.    A Participant's Company Contributions Account and Grandfathered Company Contributions Account shall become fully vested upon the Participant's Early Retirement, Normal Retirement, death or Disability while employed by the Company or upon a Change in Control as defined in Article XI. In addition, a Participant's Company Contributions Account and Grandfathered Company Contributions Account shall become vested in accordance with the following schedule:

Years of Participation	Vested Percentage
Less than 3	0%
3 or more	100%

          (c)    Year of Participation.    For purposes of this Section 5.6(b), a "Year of Participation" shall be defined as a twelve consecutive month period beginning on the date that the Company Contribution is approved by the Board of Directors of the Company electing to make a Company Contribution and ending on the anniversary of such date. No credit shall be given for partial years of participation.

        5.7    Forfeitures.     Any amounts not vested at the time of a Participant's Termination or upon termination of the Plan as provided in Section 8.1 shall be forfeited.

ARTICLE VI

BENEFITS

        6.1    Eligibility.     Any Participant who incurs any Termination shall receive his or her Distributable Benefit in an amount equal to the vested balance of the Participant's Accounts as of the Valuation Date immediately following such Termination. Except as otherwise provided in Article XI hereof, a Participant's Distributable Benefit shall be paid at the times and in the amounts specified in this Article VI. A Participant's Distributable Benefit shall be paid (or commenced to be paid) within 30 days after the Valuation Date following such Termination (and such 30 day period shall be extended, in the case of Disability, by such reasonable period of time as the Committee may require to confirm the existence of such Disability) or as soon as practicable thereafter.

        6.2    Form of Plan Benefit.     Any Participant or Beneficiary who is entitled to receive his or her Distributable Benefit shall receive such Benefit in the form of a lump sum payment unless (a) the value of the Participant's Accounts exceeds $100,000 in the aggregate, and (b) the Participant elects in accordance with the provisions of Section 6.3 to have his or her Distributable Benefit paid in substantially equal annual payments payable over fifteen (15) years. In the event a Participant elects to have his or her Distributable Benefit paid in substantially equal annual payments, the investment experience adjustments set forth in Section 5.3 shall continue to be made to the Participant's Account until the final payment is made to the Participant, reducing his or her Account balance to zero.

        6.3    Election of Form of Benefit.     A Participant shall elect the form in which his or her Distributable Benefit will be paid in the event the Participant's Benefit exceeds $100,000 and the Participant has experienced a Termination on account of Early Retirement, Normal Retirement, or Disability in his or her Participation Agreements. Except to the extent that the Participant executes a new Participation Agreement (which shall be applicable only to amounts deferred in the calendar year following the year in which such new Participation Agreement is entered into), qualifies for a Hardship Withdrawal as provided in Section 6.4 or elects to further defer a distribution as provided in Section 6.9 of the Plan, the Participant's election as to the timing and form of distribution that is made on the Participant's Participation Agreement shall apply to all subsequent Compensation Deferrals (other than elections to receive Short-Term Payouts, as provided in Section 6.5 of the Plan, which shall apply only to the amounts specifically provided for in a Participant's Participation Agreement) and shall be irrevocable once made.

        6.4    Hardship Withdrawals.     A Participant may withdraw from his or her Compensation Deferral Account or Grandfathered Compensation Deferral Account any Participant Deferrals previously made, but only if the Committee determines that the Participant has an unforeseeable emergency and that a withdrawal is reasonably necessary in order to satisfy the emergency need.

          (a)   An "unforeseeable emergency," as used in this Section 6.4, shall mean severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or a spouse or dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

          (b)   The determination as to whether a withdrawal is reasonably necessary to satisfy an unforeseeable emergency need is to be made on the basis of all relevant facts and circumstances. However, a withdrawal shall be necessary in order to satisfy immediate and heavy financial need only if:

            (i)    The amount of the withdrawal is not in excess of the amount required to relieve the emergency need or in excess of the amount that such need could not be satisfied from other sources that are reasonably available to the Participant. The amount of any hardship withdrawal may include any amounts necessary to pay federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution.

            (ii)   The Participant submits a signed statement to the Committee, on which the Committee can reasonably rely, to the extent that the need cannot be relieved:

              (I)   Through reimbursement or compensation by insurance or otherwise;

              (II)  By reasonable liquidation of the Participant's assets, to the extent such liquidation would not itself cause an immediate and heavy financial need;

              (III) By cessation of deferrals under the Sponsor's Retirement Savings Plan; or

              (IV) By other withdrawals, distributions or nontaxable loans from any plan maintained by the Company or any other employer, or by borrowing from commercial sources on reasonable commercial terms.

            (iii)  A Participant's resources shall be deemed to include those assets of his or her spouse and minor children that are reasonably available to the Participant.

            (iv)  A Participant who makes a hardship withdrawal pursuant to this Section 6.4 shall not be eligible to make Compensation Deferrals for the taxable year of the Participant immediately following the taxable year of such hardship withdrawal.

        6.5    Short Term Pay-Outs.     A Participant may designate in advance on his or her Compensation Deferral Agreement the time and amount of one or more withdrawals of Compensation Deferrals (plus, for elections made on or after July 1, 2003, any investment earnings thereon, if so elected) from his or her Account, subject to the following rules: (a) A Participant may designate a time for withdrawal not earlier than two years after the year that Compensation was deferred under such Compensation Deferral Agreement which otherwise would have been paid absent the deferral election (such amount to be designated as payable after 2, 3, 5 or 10 years); and (b) such election shall be irrevocable. Notwithstanding a Participant's election to receive a Short Term Pay-Out in a particular dollar amount, the maximum amount payable as a Short Term Pay-Out shall be limited to the lesser of (a) the account balance of the Participant's Compensation Deferrals Account and Grandfathered Compensation Deferrals Account or (b) the dollar value of the Compensation Deferrals with respect to the Plan Year for which the Deferral was elected, each determined as of the Valuation Date preceding the payment of such Short Term Pay-Out.

        6.6    Disputes.     In the event of a dispute between a Participant and the Company concerning the amount of the Participant's Distributable Benefit, the claims procedures and mandatory arbitration provisions of Article VII shall apply.

        6.7    Lump Sum Payment of Withdrawals.     All Short Term Pay-Outs shall be paid to Participants as soon as reasonably practicable following the approval by the Committee of a properly completed withdrawal request. All Short Term Pay-Outs shall be made in a single lump sum payment in cash.

        6.8    Termination of Plan.     Upon a termination of the Plan pursuant to Section 8.1 or Section 8.2, all Distributable Benefits shall be paid to Participants (including Participants receiving installment payments), in the form and at the times provided in this Plan. Except in the case of a Change in Control, a complete termination of all defined contribution non-qualified deferred compensation plans or the dissolution or bankruptcy of the Company (all as provided in Treasury Regulations under Code Section 409A), payments may not be accelerated upon termination of the Plan. Payments accelerated due to termination of the Plan on account of a Change in Control must be made within the period that begins 30 days before and ends 12 months following the date of the Change in Control.

        6.9    Subsequent Elections.     Participants may elect to change the date or form of a payment previously elected provided that (i) such election will not take effect until at least 12 months after the date on which the election is made, (ii) the first payment with respect to which such election is made must be at least 5 years from the date the payment otherwise would have been made and (iii) any election related to a payment to be made at a specified time must be made at least 12 months prior to the date of the first scheduled payment. For purposes of the foregoing, to the extent permitted under Section 409A of the Code and the regulations thereunder, any distribution payment that a Participant elects to receive in a series of equal installments, rather than in a lump sum payment, shall be treated as a single payment as of the date of the first payment in such series. This provision shall not apply to amounts allocated to a Participant's Grandfathered Compensation Deferral Account. Such amounts remain subject to the provisions of the Plan as in effect on October 1, 2004.

        6.10    Acceleration of Payments.     Except as provided in paragraph 6.8 and paragraphs (a) through (e) of this Section 6.10, the Plan does not permit the acceleration of the time or schedule of any payment under the Plan:

          (a)    Conflicts of interest.    The Plan does permit such acceleration of the time or schedule of a payment under the Plan as may be necessary to comply with a certificate of divestiture (as defined in Code Section 1043(b)(2)).

          (b)    Small amounts.    The Plan does permit the acceleration of the time or schedule of a payment to a Participant under the Plan, provided that (i) the payment accompanies the termination of the entirety of the Participant's interest in the Plan; (ii) the payment is made on or before the later of (A) December 31 of the calendar year in which occurs the Participant's separation from service from the Company and all Affiliated Companies or (B) the date that is 2 1/2 months after the Participant's separation from service from the Company and all Affiliated Companies; and (iii) the payment is not greater than $10,000.

          (c)    Payment of employment taxes.    The Plan does permit the acceleration of the time or schedule of a payment in the discretion of the Committee to pay the Federal Insurance Contributions Act (FICA) tax imposed under section 3101 and section 3121(v)(2) on compensation deferred under the plan (the FICA Amount). Additionally, the Plan does permit the acceleration of the time or schedule of a payment to pay the income tax at source on wages imposed under section 3401 on the FICA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding section 3401 wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the FICA Amount, and the income tax withholding related to such FICA amount.

          (d)    Domestic relations order.    The Plan does not permit acceleration of the time or schedule of a payment under the Plan to Alternate Payees under domestic relations orders. Alternate Payees are entitled to distributions of Plan benefits only at the same time and in the same manner as the Participant.

          (e)    Payment of income taxes.    The Plan does permit acceleration of the time or schedule of a payment to a Participant at any time the Plan fails to meet the requirements of section 4094 and these regulations. Such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of section 409A and the regulations.

        6.11    Payments to Key Employees.     If the Company's stock is publicly traded on an established securities market or otherwise, benefit payments that are payable to a Participant who is a Key Employee on account of separation from service shall be delayed for a period of 6 months. For purposes of this paragraph, a Participant shall be considered a Key Employee for the 12 month period that begins on April 1 and ends on March 31 of each year, provided that the Participant was considered to be a Key Employee (as defined in Section 416(i) of the Code), as of the immediately preceding December 31, based on the 12 month period ending on such December 31. In the event that the Participant is receiving or entitled to receive a distribution in the form of installment payments, such amounts shall be accumulated and then paid at the expiration of the six-month period.

        6.12    Delay of Payments by Company.     Notwithstanding anything to the contrary, in accordance with Treasury Regulations under Section 409A of the Code, the Company shall delay payments or temporarily cease distributions to the extent that such payments would reasonably be expected to (a) not be deductible to the Company under the limitations imposed by Section 162(m) of the Code; (b) violate any securities or other applicable law; (c) violate any covenant or condition of another agreement of the Company, such as a loan condition or covenant; or (d) as otherwise provided in Treasury Regulations under Section 409A of the Code. Any such delay shall be permissible only to the minimum extent required and such payments shall resume as of the date specified in the regulations.

ARTICLE VII

APPLICATION FOR BENEFITS

        7.1    Initial Application.     In order for a Participant to receive or commence receiving his or her Distributable Benefit, such Participant (or, in the case of a Participant who incurs a Termination by reason of death, the Participant's Beneficiary) must file a written application for such Plan benefit (an "Initial Application for Benefits") with the Committee. The Initial Application for Benefits shall contain at least the following information:

          (a)   The Participant's name;

          (b)   The Participant's date of Termination and the reason for such Termination (that is, whether such Termination is on account of the Participant's death, Disability or Retirement);

          (c)   A brief statement setting forth the basis (with references to pertinent Plan provisions where applicable) of the Participant's claim for his or her Distributable Benefit; and

          (d)   Such other documents and information as the Committee may reasonably require.

Notwithstanding the foregoing, if the Committee determines, based on such evidence as it deems appropriate, that a Participant has incurred Termination (or that the Plan has been terminated) and that such Participant (or other person claiming benefits with respect to such Participant) would be entitled, but for the failure to file an application for benefits, to commence receiving benefit payments under this Plan, then the Committee may, in its discretion, deem an application for such benefits to have been filed.

        7.2    Action on Applications.     At such time as the Committee receives any Initial Application for Benefits (hereinafter shall be referred to as a "Claim," and the person filing any Claim shall be referred to hereinafter as a "Claimant"), the Committee shall review the Claim, together with other pertinent information (including any additional information the Committee may reasonably request from the Claimant), and shall allow or deny the Claim. The Committee shall provide written notice to the Claimant of the Committee's decision to allow or deny the Claim (a "Notice or Action on Claim") within 60 days after the Committee receives the Claim. If the Claim is denied, the Notice of Action on Claim shall include the following information:

          (a)   The specific reasons for the denial;

          (b)   Specific reference to pertinent Plan provisions on which the denial is based;

          (c)   If applicable, a description of any additional information or material necessary to perfect the Claim, and an explanation of why such information or material is necessary; and

          (d)   An explanation of the claims review procedure.

        7.4    Review Procedure.

          (a)   A Claimant is entitled to request the Committee to review any denial by the Committee of his or her Claim. The request for review must be submitted in writing to the Committee within 60 days after the date the Notice of Action on Claim is deemed given pursuant to Section 12.6 hereof. If the Claimant fails to make a timely request for review, the Claim will be deemed conclusively to be denied. The Claimant or his or her representative shall be entitled to review all pertinent documents and to submit relevant issues and comments to the Committee in writing.

          (b)   The Committee shall review the Claim and shall render the final decision to allow or deny the Claim. The Committee shall give written notice of its decision to the Claimant within 60 days after it receives the written request for review. If the Claim is denied, such written notice shall recite the facts on which the Committee based its decision as well as its reasons therefore, with specific reference to pertinent Plan provisions where applicable.

        7.5    Mandatory Arbitration.     Following exhaustion of all administrative remedies as described in Sections 7.1-7.4, above, in the event of any unresolved dispute under the provisions of this Plan, such dispute shall be submitted to arbitration in accordance with the provisions of Section 12.12 of the Plan.

        7.6    Claims By Representative.     In the event that any person who is entitled (or required) to file a Claim under this Article VII is deceased or is mentally or physically incapacitated in a manner that prevents such person from filing such Claim, then such Claim may be filed by another person on behalf of such Claimant, subject to such other person's providing to the Committee or Committee, as applicable, reasonable verification of such other person's authorization to act on the Claimant's behalf.

ARTICLE VIII

CHANGES TO THE PLAN

        8.1    Termination, Suspension or Amendment of Plan by Board.     Subject to the provisions of Section 8.2 and Code Section 409A, the Board may, in its sole discretion, terminate or suspend this Plan at any time or from time to time, in whole or in part, and, except as otherwise provided by the Board, no further Compensation Deferrals or Company Contributions shall be credited to Participants' Accounts as of the date of such termination or suspension. Subject to the provisions of Section 8.3, the Board may amend this Plan at any time or from time to time, and any amendment may provide benefits different in kind and/or amount from those herein set forth. Notwithstanding the foregoing, in the case of any termination, suspension or amendment of this Plan, such termination, suspension or amendment shall not adversely affect (a) the Account balance of any such Participant as of the effective date of such termination, suspension or amendment, (b) the Participant's right to the investment experience adjustments after any suspension or amendment pursuant to the provisions of Section 5.3, (c) the Participant's right to investment experience adjustments after termination of the Plan, up to and including the effective date of such termination, pursuant to the provisions of Section 5.3, or (d) the right or ability of any such Participant (and, if applicable, such Participant's Beneficiary) to receive his or her vested Distributable Benefit in accordance with the terms of this Plan as in effect immediately prior to such termination, suspension or amendment. Any termination, suspension or amendment of this Plan by the Board shall be binding on each Affiliated Company, without further action by any such Affiliated Company.

        8.2    Termination of Plan Upon a Change in Control.     Notwithstanding the provisions of Section 8.1 of the Plan, upon the occurrence of a Change in Control, the Committee may, in its sole discretion, elect to terminate all or a portion of this Plan, in which case no further Compensation Deferrals or Company Contributions shall be credited to Participants' Accounts as of the date of such termination and benefits shall be paid out as soon as practicable thereafter as provided in Section 6.8. In the case of any termination of the Plan by the Committee, such termination shall not adversely affect (a) the Account balance of any such Participant as of the effective date of such termination, (b) the Participant's right to investment experience adjustments after termination of the Plan, up to and including the effective date of such termination, pursuant to the provisions of Section 5.3, or (c) subject to the provisions of Section 6.8, the right or ability of any such Participant (and, if applicable, such Participant's Beneficiary) to receive his or her vested Distributable Benefit in accordance with the terms of this Plan as in effect immediately prior to such termination. Any termination of this Plan by the Committee pursuant to this Section 8.2 shall be binding on each Affiliated Company, without further action by any such Affiliated Company.

        8.3    Amendment of Plan Following a Change in Control.     Notwithstanding the provisions of Section 8.1 of the Plan, upon the occurrence of a Change in Control of the Sponsor, if the Committee does not terminate the Plan as provided in Section 8.2, the Plan shall continue in force as provided in Section 12.4; provided, however, that for a period of 24 months following the date of a Change in Control of the Sponsor, no amendment to the Plan shall be effective unless such amendment is (a) consented to in writing by a majority of Plan Participants pursuant to procedures established by the Committee or (b) required to comply with Section 409A of the Internal Revenue Code and the regulations thereunder.

ARTICLE IX

FUNDING

        9.1    In General.     Benefits under this Plan shall be payable solely from the general assets of the Sponsor (and, with respect to any Participant who is an employee of an Affiliated Company, also from the general assets of such Affiliated Company), and no person shall be entitled to look to any other source for payment of such benefits. The Sponsor (and, if applicable, any Affiliated Company) shall have and possess all title to, and beneficial interest in, any and all funds or reserves maintained or held by the Sponsor (or such Affiliated Company) on account of any obligation to pay benefits as required this Plan, whether or not earmarked as a fund or reserve for such purpose; any such funds, other property or reserves shall be subject to the claims of the creditors of the Sponsor (or such Affiliated Company), and the provisions of this Plan are not intended to create, and shall not be interpreted as vesting, in any Participant, Beneficiary or other person, any right to or beneficial interest in any such funds, other property or reserves. Nothing in this Section 9.1 shall be construed or interpreted as prohibiting or restricting the establishment of a grantor trust (within the mean of Code Section 671) from which benefits under this Plan may be payable, so long as such trust or contract does not cause the plan to be funded for purposes of Sections 201(a), 301(a) (3) or 401(a) (1) of ERISA.

        9.2    Establishment of Rabbi Trust.     The Sponsor has established (or will establish) a trust ("Trust") substantially in the form attached hereto as Exhibit B for the purpose of funding benefits under this Plan as provided in this Article IX and for the purpose of paying the reasonable legal and administration fees and expenses incurred by Participants and their Beneficiaries in connection with lawsuits, actions or other proceedings brought by such persons to enforce their rights under the Plan.

        9.3    Funding of Rabbi Trust.     Subject to the amendment or termination of this Plan and the restrictions set forth in Section 9.1, the Company shall contribute to the Trust, on behalf of each Participant, the amount of Compensation Deferrals made by such Participant and the amount of any Company Contribution allocated to such Participant's Account. Amounts corresponding to Salary Deferrals for each payroll period shall be contributed to the Trust as soon as reasonably practicable following the end of such payroll period. Bonus Deferrals for a Plan Year shall be contributed to the Trust as soon as reasonably practicable following the date on which such Bonus amounts otherwise would have been paid to the Participant.

ARTICLE X

AFFILIATED COMPANIES

        10.1    Affiliated Company Participation.     The Board of Directors may revoke or modify an Affiliated Company's participation in this Plan at any time and for any or no reason, or terminate this Plan with respect to such Affiliated Company's employees and Participants, subject to the provisions of Section 8.1 concerning changes in the Plan.

        10.2    Adoption Agreement.     Any Affiliated Company participating in the Plan shall adopt the Plan and shall agree to be bound by the terms and conditions of the Plan and any future changes made by the Board to the Plan.

ARTICLE XI

CHANGE IN CONTROL

        11.1    Change in Control.     As used in this Plan, "Change in Control" shall mean the following and shall be deemed to occur with respect to each respective Company that is a corporation (and shall be referred to herein as the "Corporation") if any of the following events occur: a change in the ownership of the corporation, a change in the effective control of the corporation, or a change in the ownership of a substantial portion of the assets of the corporation.

          (a)    Change in the ownership of a corporation.    A change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group (as defined in Section (d)), other than other than any person who was the beneficial owners of securities of such corporation as of January 1, 2005, acquire ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation.

          (b)    Change in the effective control of the corporation.    A change in the effective control of a corporation occurs on the date that either—

            (i)    Any one person, or more than one person acting as a group (as determined under Section (d), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 35% or more of the total voting power of the stock of such corporation; or

            (ii)   a majority of members of the corporation's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation's board of directors prior to the date of the appointment or election, provided that for purposes of this Section (ii) the term corporation refers solely to the relevant corporation identified in Section (e) for which no other corporation is a majority shareholder for purposes of that Section.

A change in effective control also may occur in any transaction in which either of the two corporations involved in the transaction has a Change in Control event under Section (a) or (c). If any one person, or more than one person acting as a group, is considered to effectively control a corporation, the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation (or to cause a change in the ownership of the corporation) within the meaning of Section (a).

          (c)    Change in the ownership of a substantial portion of a corporation's assets.    A change in the ownership of a substantial portion of a corporation's assets occurs on the date that any one person, or more than one person acting as a group (as determined in Section (d), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control under this Section (c) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer, as provided in this Section (c). A transfer of assets by a corporation is not treated as a change in the ownership of such assets if the assets are transferred to—

            (i)    A shareholder of the corporation (immediately before the asset transfer) in exchange for or with respect to its stock;

            (ii)   An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the corporation;

            (iii)  A person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the corporation; or

            (iv)  An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in Section (iii).

For purposes of this Section (c) and except as otherwise provided, a person's status is determined immediately after the transfer of the assets.

          (d)    Persons acting as a group.    Persons will not be considered to be acting as a group solely because they purchase assets or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets or stock or similar business transaction with the corporation.

            (i)    For purposes of Section (a), if a person, including an entity or entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

            (ii)   For purposes of Sections (b) and (c), if a person, including an entity or entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership of assets of that corporation or with respect to stock ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

          (e)    Construction.    To constitute a Change in Control as to a Plan Participant, the relevant event described in Sections (a), (b) or (c) above must relate to (i) the corporation for whom the Participant is performing services at the time of the event, (ii) the corporation that is liable for the payment of the deferred compensation (or all corporations liable for the payment if more than one corporation is liable), or (iii) a corporation that is a majority shareholder of a corporation identified in (i) or (ii), or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in (i) or (ii). For purposes of this Article 11, Code Sections 409A and 318(a) apply to determine stock ownership and the definition of Change in Control.

ARTICLE XII

MISCELLANEOUS PROVISIONS

        12.1    Designation of Beneficiary.     A Participant shall be entitled to designate one or more individuals or entities (including a trust or trusts), in any combination, as his or her "Beneficiary" or "Beneficiaries" to receive any Plan benefit payments to which such Participant is entitled as of, or by reason of, his or her death; provided, however, that the designation of any individual or entity other than the Participant's spouse shall be effective only with the consent of the Participant's spouse. Any such designation may be made or changed at any time prior to the Participant's death by written notice filed with the Committee, with such written notice to be in such form and contain such information as the Committee may from time to time determine. In the event that (a) a Beneficiary designation is not on file or is not effective at the date of a Participant's death, (b) no Beneficiary survives the Participant, or (c) no Beneficiary is living at the time any payment becomes payable under this Plan, then, for purposes of making any further payment of any unpaid benefits under the Plan, such Participant's Beneficiary or Beneficiaries shall be deemed to be the Participant's estate. A Beneficiary entitled to receive any Plan Benefit payments pursuant to this Section 12.1 shall receive such payments at the time(s) and in the manner elected by the Participant in his or her Participation Agreement.

        12.2    Payments During Incapacity.     The Committee shall have no duty or obligation to determine the competence or capacity of any Participant or Beneficiary. However, in the event that the Committee is made aware that a Participant (or Beneficiary) is under mental or physical incapacity at the time of any payment to be made to such Participant (or Beneficiary) pursuant to this Plan, any such payment may be made to the conservator or other legally appointed personal representative having authority over and responsibility for the person or estate of such Participant (or Beneficiary), as the case may be, and for purposes of such payment references in this Plan to the Participant (or Beneficiary) shall mean and refer to such conservator or other personal representative of the person or estate of the Participant (or Beneficiary), any such payment may be made to any person or institution that has apparent responsibility for the person and/or estate of the Participant (or Beneficiary) as determined by the Committee. Any payment made in accordance with the provisions of this Section 12.2 to a person or institution other than the Participant (or Beneficiary) shall be deemed for all purposes of this Plan as the equivalent of a payment to such Participant (or Beneficiary), and the Company shall have no further obligation or responsibility with respect to such payment.

        12.3    Prohibition Against Assignment.     Except as otherwise expressly provided in Section 12.1 and Section 12.2 hereof, the rights, interests and benefits of a Participant under this Plan (a) may not be sold, assigned, transferred, pledged, hypothecated, gifted, bequeathed or otherwise disposed of to any other party by such Participant or any Beneficiary, executor, administrator, heir, distribute or other person claiming under such Participant, and (b) shall not be subject to execution, attachment or similar process. Any attempted sale, assignment, transfer, pledge, hypothecation, gift, bequest or other disposition of such rights, interests or benefits contrary to the foregoing provisions of this Section 12.3 shall be null and void and without effect.

        12.4    Assumption of Plan.     The Company expressly agrees that it shall not merge or consolidate into or with another corporation, or sell substantially all of its assets to another corporation, firm or person until such corporation, firm or person expressly agrees in writing to assume and discharge the duties and obligations of the Company under this Plan. The powers, duties, rights and obligations of the Company under this Plan may be assigned (i) to any company into which the Company may be merged, or with which it may be consolidated, or (ii) to any company resulting from any merger, reorganization or consolidation to which the Company is a party, or (iii) to any company to which the business of the Company may be transferred, to the extent affected Participants transfer their employment to such company. If such an assignment occurs, the successor-in-interest to the Company shall assume the powers, duties, rights and obligations of the Company in writing.

        12.5    Binding Effect.     The provisions of this Plan shall be binding upon the Sponsor, the Participants, all Affiliated Companies employing any Participants, and any successor-in-interest, beneficiary, heir or personal representative to the Sponsor, any Participant or any such Affiliated Company.

        12.6    No Right to Employment.     This Plan is voluntary on the part of the Sponsor and its Affiliated Companies, and shall not be deemed to constitute an employment contract between any Participant and the Sponsor or any Affiliated Company, nor shall the adoption or existence of the Plan or any provision contained in the Plan be deemed to be a required condition of the employment of any Participant. Nothing contained in this Plan shall be deemed to give any Participant the right to continued employment with the Sponsor or any Affiliated Company, and the Sponsor and its Affiliated Companies may terminate any Participant at any time, in which case the Participant's rights arising under this Plan shall be only those expressly provided under the terms of this Plan.

        12.7    Notices.     All notices, requests, or other communications (hereinafter collectively referred to as "Notices") required or permitted to be given hereunder or which are given with respect to this Plan shall be in writing and may be personally delivered, or may be sent by United States registered mail, postage prepaid, return receipt requested and addressed as follows:

To the Sponsor, and Affiliated Company or the Committee at:	Impac Funding Corporation 1401 Dove Street Newport Beach, CA 92660
To Participant at:	The Participant's residential mailing address as reflected in the Sponsor's or Affiliated Company's employment records

A Notice which is delivered personally shall be deemed given as of the date of personal delivery, and a Notice mailed as provided herein shall be deemed given on the date received. Any Participant may change his or her address for purposes of Notices hereunder pursuant to a Notice to the Committee, given as provided herein, advising the Committee of such change. The Sponsor, any Affiliated Company and/or the Committee may at any time change its address for purposes of Notices hereunder pursuant to a Notice to all affected Participants, given as provided herein, advising such Participants of such change. Notwithstanding the foregoing, the Committee may specify that any election, form, designation, agreement or communication by a Participant under the Plan shall be made or submitted online at a site on the World Wide Web designated for such purpose, or by other reasonable electronic means to which Participants have reasonable access.

        12.8    Governing Law.     This Plan shall be governed by, interpreted under and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choice of laws, of the State of California applicable to agreements made and to be performed wholly within the State of California.

        12.9    Titles and Headings; Gender of Terms.     Article and Section headings herein are for reference purposes only and shall not be deemed to be part of the substance of this Plan or in any way to enlarge or limit the meaning or interpretation of any provision in this Plan. Use in this Plan of the masculine, feminine or neuter gender shall be deemed to include each of the omitted genders if the context so requires.

        12.10    Severability.     In the event that any provision of this Plan is found to be invalid or otherwise unenforceable by a court or other tribunal of competent jurisdiction, such invalidity or unenforceability shall not be construed as rendering any other provision contained herein invalid or unenforceable, and all such other provisions shall be given full force and effect to the same extent as though the invalid and unenforceable provision was not contained herein.

        12.11    Tax Effect of Plan.     Neither the Sponsor nor any Affiliated Company warrants any tax benefit or any financial benefit under this Plan. Without limiting the foregoing, the Sponsor and each Affiliated Company and their directors, officers, employees and agents shall be held harmless by the Participant from, and shall not be subject to any liability on account of, any Federal or State tax consequences or any consequences under ERISA of any determination as to the amount of plan benefits to be paid, the method by which plan benefits are paid, the persons to whom plan benefits are paid, or the commencement or termination of the payment of plan benefits.

        12.12    Mandatory Arbitration.     In the event of any unresolved dispute between a Participant or Beneficiary and the Company or the Trustee regarding this Plan following completion of the claims review process, such dispute shall be submitted to arbitration in accordance with the rules and regulations of the American Arbitration Association for the arbitration of employee benefit plan claim disputes (including the rules contained therein for the selection of an arbitrator who is familiar with employee benefit plans). The written determination of the arbitrator shall be final, binding and conclusive on the Parties and judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The prevailing party or parties of any arbitration of legal or equitable proceeding shall be entitled to have and recover his or their attorney's fees, costs and expenses as determined by the arbitrator.

        12.13    Illegal Provisions.     The Company intends that this Plan will be established, construed, administered and applied in compliance with Section 409A of the Internal Revenue Code, and if any provision of this Plan is determined by the Committee to be in violation of such requirements, or if any provision of this Plan shall be held illegal or invalid for any other reason, the illegality or invalidity shall not affect the remaining parts of this Plan, but this Plan shall, to the extent possible, be construed and enforced in compliance with Section 409A of the Code and other legal requirements or, if that is not possible, as if the illegal or violating provisions were invalid and had never been included in the Plan.

        IN WITNESS WHEREOF, the Sponsor has caused this Plan to be executed by its duly authorized officer effective as of the Effective Date hereof.

IMPAC FUNDING CORPORATION

By:	/s/ RICHARD J. JOHNSON
Title:	EVP CFO

QuickLinks

  Exhibit 10.9
IMPAC FUNDING CORPORATION 2006 AMENDED AND RESTATED DEFERRED COMPENSATION PLAN
ARTICLE I INTRODUCTION
  1.1 Purpose.
  1.2 Effective Date and Term.
  1.3 Participation.
  1.4 Participation Agreement.
  1.5 Applicability of ERISA.
ARTICLE II DEFINITIONS
  2.1 Account.
  2.2 Active Participant.
  2.3 Affiliated Company.
  2.4 Beneficiary.
  2.5 Board; Board of Directors.
  2.6 Bonuses.
  2.7 Bonus Deferrals.
  2.8 Code.
  2.9 Commissions.
  2.10 Commission Deferrals.
  2.11 Committee.
  2.12 Company.
  2.13 Compensation.
  2.14 Compensation Deferrals.
  2.15 Compensation Deferral Agreement.
  2.16 Disability.
  2.17 Distributable Benefit.
  2.18 Early Retirement.
  2.19 Effective Date.
  2.20 ERISA.
  2.21 Investment.
  2.22 Normal Retirement.
  2.23 Participant.
  2.24 Plan Year.
  2.25 Salary.
  2.26 Salary Deferrals.
  2.27 Section 409A.
  2.28 Sponsor.
  2.29 Termination.
  2.30 Valuation Date.
  2.31 Year of Service.
ARTICLE III ADMINISTRATION OF THE PLAN
  3.1 Administration By Committee.
  3.2 Board and Committee Authority; Rules and Regulations.
  3.3 Appointment of Agents.
  3.4 Reports.
  3.5 Termination of Active Participation.
  3.6 Leave of Absence.
ARTICLE IV COMPENSATION DEFERRALS AND COMPANY CONTRIBUTIONS
  4.1 Eligibility to Make Compensation Deferrals.
  4.2 Election to Make Compensation Deferrals.
  4.3 Continuing Participation.
  4.4 No Deferrals After a Termination.
  4.5 Spousal Consent.
  4.6 Withholding.
  4.7 Company Contributions.
  4.8 Special Provisions for 2000 Salary Deferrals.
ARTICLE V ACCOUNTS; VALUATION OF ACCOUNTS; VESTING
  5.1 Separate Accounts for Participants.
  5.2 Crediting of Compensation Deferrals to Participants' Accounts.
  5.3 Adjustments for Investment Experience.
  5.4 Designation of Investments.
  5.5 Valuation of Accounts.
  5.6 Vesting of Accounts.
  5.7 Forfeitures.
ARTICLE VI BENEFITS
  6.1 Eligibility.
  6.2 Form of Plan Benefit.
  6.3 Election of Form of Benefit.
  6.4 Hardship Withdrawals.
  6.5 Short Term Pay-Outs.
  6.6 Disputes.
  6.7 Lump Sum Payment of Withdrawals.
  6.8 Termination of Plan.
  6.9 Subsequent Elections.
  6.10 Acceleration of Payments.
  6.11 Payments to Key Employees.
  6.12 Delay of Payments by Company.
ARTICLE VII APPLICATION FOR BENEFITS
  7.1 Initial Application.
  7.2 Action on Applications.
  7.4 Review Procedure.
  7.5 Mandatory Arbitration.
  7.6 Claims By Representative.
ARTICLE VIII CHANGES TO THE PLAN
  8.1 Termination, Suspension or Amendment of Plan by Board.
  8.2 Termination of Plan Upon a Change in Control.
  8.3 Amendment of Plan Following a Change in Control.
ARTICLE IX FUNDING
  9.1 In General.
  9.2 Establishment of Rabbi Trust.
  9.3 Funding of Rabbi Trust.
ARTICLE X AFFILIATED COMPANIES
  10.1 Affiliated Company Participation.
  10.2 Adoption Agreement.
ARTICLE XI CHANGE IN CONTROL
  11.1 Change in Control.
ARTICLE XII MISCELLANEOUS PROVISIONS
  12.1 Designation of Beneficiary.
  12.2 Payments During Incapacity.
  12.3 Prohibition Against Assignment.
  12.4 Assumption of Plan.
  12.5 Binding Effect.
  12.6 No Right to Employment.
  12.7 Notices.
  12.8 Governing Law.
  12.9 Titles and Headings; Gender of Terms.
  12.10 Severability.
  12.11 Tax Effect of Plan.
  12.12 Mandatory Arbitration.
  12.13 Illegal Provisions.